Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-255724 on Form S-3 and Registration Statement Nos. 333-252151 and 333-237732 on Form S-8 of our report dated March 9, 2022, relating to the financial statements of Keros Therapeutics, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 9, 2022